                                                                    EXHIBIT 10.2


                            ASSET PURCHASE AGREEMENT

         This Purchase Agreement (the "AGREEMENT") is made and entered into on this 15th day of December, 2003 by and between U.S. PLASTIC LUMBER LTD., a Delaware corporation (hereinafter referred to as "SELLER"), and ILLINOIS TOOL WORKS INC., a Delaware corporation, or its nominee wholly owned subsidiary (hereinafter referred to as "BUYER").

                                    RECITALS:

1. SELLER is in the business of manufacturing and selling tier sheets and slipsheets (the "Business").

2. BUYER wishes to purchase substantially all of the assets which are used by the SELLER to conduct the Business, other than the Chicago, Illinois operating facility noted below, for the purchase price set forth herein and upon and subject to the terms and conditions hereinafter set forth. BUYER shall assume no trade obligations, interest bearing debt, bank drafts or other liabilities of the SELLER.

3. BUYER and SELLER are entering into a lease of the same date as this Agreement, for lease of a portion of SELLER's Chicago, Illinois operating facility ("Lease").

                              W I T N E S S E T H:

         NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

SECTION 1 - PURCHASE AND SALE.

         1.1 PURCHASED ASSETS. At the Closing hereunder as defined in Article
2.1 hereof, SELLER will, validly and effectively, grant, sell, convey and assign to BUYER, upon and subject to the terms and conditions of this Agreement, all right, title and interest in and to all the assets, properties and rights, tangible and intangible, which are used in, are necessary for, or otherwise constitute the Business ("Purchased Assets"), other than Excluded Assets identified in Section 1.9 hereof, free and clear of all liens, pledges, security interests, charges, claims, restrictions and other encumbrances or defects of title of any nature whatsoever. The Purchased Assets shall include, but not be limited to, those assets in the categories set forth below:

         (a) all of the SELLER Business inventory, including without limitation finished goods, work-in-process, raw materials, supplies and spare parts of SELLER (the "Inventory") as listed on Schedule 1.1(a) as it may change in the ordinary course of business between the date of this Agreement and Closing;

         (b) all machinery and equipment used or usable in the SELLER Business, including without limitation the machinery and equipment listed on
         Schedule 1.1(b);

         (c) all written product and technical information possessed by SELLER (whether or not located at SELLER's facilities) of every nature relating to the design, manufacture and distribution of the products produced by the Business or intended or contemplated to be produced in the future, including any and all sales and promotional literature, product warranties, marketing data, technical literature and data, engineering drawings, manufacturing drawings, prototypes, plans, manufacturing process sheets, computer test data, production data, purchasing data, parts lists, instruction manuals, and other data and material, whether in written form or in other reproducible form, which is as of the date hereof used or contemplated to be used at a future date in the production or sale of products (all assets included in this clause (c) being hereinafter collectively referred to as the ("PRODUCT INFORMATION"));

         (d) all patents and patent applications, if any, relating to or used in the Business, all rights to trademarks and trade names as described in
         Schedule 1.1(d), service marks, domain names, processes, inventions, formulas, copyrights and trade secrets, or applications therefor, if any, and all licenses, agreements or royalty rights relating to the patents and trademarks used in or relating to the Business, or relating to the products and described more particularly in Schedule 1.1(d);

         (e) all contracts relating to the Business, described more particularly in Schedule 1.1(e);

         (f) access to all SELLER's business records, including customer, client and supplier lists, raw material records (including suppliers, composition and pricing), and all other documents, records and files relating thereto or relating primarily to the Purchased Assets or the Business, all of which BUYER can make copies as it chooses;

         (g) all of SELLER's prepaid expenses relating to the Business;

         (h) the benefits, including all rights to defense and indemnity coverage, under any and all policies of liability insurance issued to SELLER prior to the date hereof with respect to insurance coverage for claims, suits, actions or proceedings against BUYER arising from the operations, activities or conduct of the Business prior to the date hereof. The benefits transferred herein relate to benefits under any and all insurance policies providing coverage fo r liability of any kind, including without limitation, general liability, umbrella and other excess coverage liability insurance policies. (Schedule 1.1(h) is a list of SELLER's liability insurance policies for the 20 years preceding the date of this Agreement.) It is the intent of the parties that the insurance benefits be conveyed to BUYER only to the extent claims, suits, actions or proceedings are threatened or brought against BUYER subsequent to the date hereof which arise from the operation's activities or conduct of Business prior to the date hereof. Nothing provided for hereunder shall operate to deny the SELLER its right to a defense or coverage for claims otherwise available under said policies; and

         (i) All of SELLER's customer deposits and accounts receivable as of the Closing Date relating to the Business.

         1.2 PURCHASE PRICE. In consideration for the purchase of the Purchased Assets set forth above, BUYER will pay at Closing a sum equal to Eight Million Four Hundred and Twenty Nine Thousand Six Hundred and Sixty three Dollars ($8,429,663) plus $652,275, which the parties have agreed is compensation for accounts payable and accrued expenses, all of which are being retained by SELLER (collectively, "Purchase Price"). The Purchase Price shall be adjusted as set forth below.

         1.3 PURCHASE PRICE ADJUSTMENT. The Purchase Price above reflects adjustment as follows:

         (a) The Purchase Price assumed an accounts receivable valuation of at least $1,128,280 and an inventory valuation at Closing of at least $396,298.

         (b) SELLER shall conduct a physical inventory on the day immediately preceding the Closing, in accordance with generally accepted accounting principles and agreed upon valuation methods ("Closing Inventory"). BUYER observed the Closing Inventory. If the inventory on hand of an stock keeping unit (SKU) exceeded the amount of inventory used within the 6 month period prior to the Closing Inventory, and if there had been some usage within the 12 month period prior to the Closing Inventory, then the inventory on hand was valued at 50% of full value. If there had been no usage of inventory on hand of an SKU within the 12 month period prior to the Closing Inventory, all inventory on hand was considered obsolete and of no value. Seller utilized a detailed inventory sales history to enable such determination.

         (c) The Purchase Price adjustment was determined as shown on the Funds Flow Schedule of Exhibit 1.8.

         1.4 EXCLUDED LIABILITIES. BUYER will assume no liabilities, obligations or commitments of SELLER, including without limitation any trade obligations or bank debt, except as provided in Schedule 1.1(e), it shall assume any and all obligations or commitments from and after the Closing Date respecting any contracts set forth in Schedule 1.1(e). SELLER retains all other liabilities that relate to the Business or the Purchased Assets that result from or arise out of any event, occurrence, transaction, action or inaction occurring prior to the Closing, including without limitation liabilities under any "employee pension benefit plan" or "employee welfare benefit plan" as those terms are defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974 as amended, any product liability, warranty or other claims arising out of or relating to any product manufactured, distributed or sold by SELLER at any time before Closing, any claims by any third party under any bulk sales law, and any claims relating to patent or trademark infringement, taxes, workers compensation, real estate or environmental, health or safety matters.

         1.5 EMPLOYEES.

         (a) TRANSFEREES. Effective as of the Closing Date, except as stated in this Section 1.5 hereof, all employees of the Business as listed in
         Schedule 1.5 shall be offered employment with the BUYER ("Transferees") and employees who accept such offer shall become employees of BUYER.

         BUYER shall have no obligation to offer employment to any employee of the Business who is absent from employment on the Closing Date due to a leave of absence. If BUYER does offer employment to any such absent person, such person shall not become an employee of BUYER until he or she returns to active employment without restrictions or with only such restrictions as are required to be accommodated under applicable law.

         (b) ACCRUED VACATION PAY. After the Closing Date, SELLER shall be liable and responsible for the payment of accrued but unpaid vacation pay for the Transferees, as set forth in Schedule 1.5, which SELLER represents is in accordance with its vacation pay records and policies included in Schedule 3.1.22 with respect to the Transferee and in effect on the Closing Date.

         (c) BENEFIT PLANS. BUYER shall not assume sponsorship of or responsibility for the employee benefit plans of the Business, and shall have no responsibility to continue such plans. BUYER intends to include Transferees in employee benefit plans sponsored by BUYER at times it deems appropriate. SELLER shall provide BUYER with such information as BUYER may require to facilitate the inclusion of Transferees into such plans.

         1.6 THIRD PARTY BENEFICIARIES. This Agreement is between the parties hereto only and nothing herein shall establish any enforceable rights, legal or equitable, in any person other than BUYER and SELLER, including any employee of either such party. Any claim, including claims for benefits asserted by any person with respect to his or her employment with BUYER after the Closing Date shall be governed by the applicable employment policies and such benefits plans that BUYER may establish and maintain for its employees. Nothing in this Agreement shall be deemed to restrict the right of BUYER to deal with Transferees as employees at will in the same manner as it would be free to deal with such employees in the absence of this Agreement and to terminate the employment of such Transferees at any time after the Closing.

         1.7 ESCROW. $250,000 of the Purchase Price shall be placed in escrow under the terms an escrow agreement ("Escrow Agreement") substantially in the form of Exhibit A attached hereto.

         1.8 FUNDS FLOW SCHEDULE. Exhibit 1.8 sets forth the disbursement of funds on the Closing Date.

         1.9 EXCLUDED ASSETS. Cash on Hand at Closing ("Excluded Assets") is excluded from this transaction.

SECTION 2 - CLOSING.

         2.1 CLOSING. The Closing (the "CLOSING") of the sale and purchase of the Purchased Assets shall take place via telephone and fax on December 15, 2003 at the offices of SELLER, 2300 Glades Road, Suite 440W, Boca Raton, FL, 33431 and BUYER, 3600 West Lake Avenue, Glenview, Illinois, or at such other time and place as the parties may mutually agree upon in writing. The date of the Closing is herein referred to as the "CLOSING DATE".

         2.2 ITEMS TO BE DELIVERED AT CLOSING. At the Closing and subject to the terms and conditions herein contained:

         (a) SELLER will deliver to BUYER the following:

             (i) a general instrument of sale, and conveyance, assignment, transfer and delivery with respect to all of the Purchased Assets, such instrument to be in the form of Schedule 2.2(a)(i) hereto;

             (ii) releases of all liens and other encumbrances on Purchased Assets;

             (iii) assignment of all patents, trademarks, services marks, and applications for any of them, showing SELLER as assignor and BUYER as assignee, in a form recordable with the appropriate government authority;

             (iv)   all of the Purchased Assets;

             (v)    the Escrow Agreement;

             (vi)   the Lease for SELLER's Chicago, Illinois operating facility;

             (vii) consents required (i) from SELLERS's Landlord at the Chicago, Illinois operating facility to the Lease, and (ii) from SELLER's Landlord at the Denver, Colorado operating facility for an assumption of the Denver lease;

             (viii) certificates of insurance required by Section 3.1.15; and

             (ix) an assignment of the Purchase and Sale Agreement dated August 1, 2002 between SELLER and Coors Brewing Company, and Amendment Number One dated December 4, 2003 between the same parties.

         (b) BUYER will deliver to SELLER:

             (i) the Purchase Price less escrow and Lienholder Payments, disbursed by certified check or wire transfer as directed by SELLER;

             (ii)   the Escrow Agreement; and

             (iii)  the Lease Agreement

         2.3 FURTHER ASSURANCES. SELLER from time to time after the Closing, at BUYER's reasonable request and at BUYER's expense, will execute, acknowledge and deliver to BUYER such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as BUYER may reasonably request in order to vest more effectively in BUYER, or to put BUYER more fully in possession of any of the Purchased Assets.

SECTION 3 - REPRESENTATIONS AND WARRANTIES.

         Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations, warranties, covenants and agreements set forth herein.

         3.1 REPRESENTATIONS AND WARRANTIES OF SELLER. SELLER hereby represents and warrants to BUYER as of the date of this Agreement and as of Closing as follows:

         3.1.1 CORPORATE EXISTENCE. SELLER is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power to carry on its business as it is now being conducted. SELLER is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the failure to be so qualified would have an adverse effect on the Business, assets, results of operations or financial condition. A list of each such jurisdiction is attached hereto as Schedule 3.1.1.

         3.1.2 CORPORATE POWER AND AUTHORITY. SELLER has the full power, authority and legal right to execute, deliver and perform this Agreement. This Agreement constitutes, and when executed and delivered will constitute, legal, valid and binding agreements of SELLER enforceable against SELLER in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other similar laws affecting creditors' rights generally and by general equity principles.

         3.1.3 INVENTORY. All items of SELLER's inventory and related supplies (including raw materials, work-in-process and finished goods) are accurately valued and properly reflected on the Financial Statements; are merchantable, or suitable and usable for the production or completion of merchantable products, for sale in the ordinary course of business as first quality goods at normal mark-ups; except as reserved for on the Financial Statements, are not obsolete, slow-moving or below standard quality and are valued at the lower of cost or market in accordance with generally accepted accounting principles as consistently applied by SELLER.

         3.1.4 EXISTING CONDITION. Since September 30, 2003, SELLER has not with respect to SELLER, the Purchased Assets or the Business:

         (a) sold, assigned or transferred any of its assets or properties except in the ordinary course of its business;

         (b) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, operations, assets, properties or prospects;

         (c) suffered any material adverse change in its business, operations, assets, properties or prospects or any material adverse change arising from changes in the economy or the Business' industry;

         (d) received notice or had knowledge of any actual or threatened labor trouble, strike, change in the economy or in the Business' industry or other occurrence, event or condition of any similar character which has had or might have a material adverse effect on its business, operations, assets, properties or prospects;

         (e) made any capital expenditure or capital addition or betterment except such as may be involved in the ordinary course of business;

         (f) entered into any material transaction other than in the ordinary course of its business consistent with past practice;

         (g) operated the Business other than in the ordinary course consistent with past practice, and granted no general or individual increase in compensation.

         3.1.5 TITLE TO AND SUFFICIENCY OF PROPERTIES. The Purchased Assets comprise all of the property, tangible and intangible, owned or used by SELLER in the conduct of the Business and necessary for BUYER`s conduct of the Business on the Closing Date, except for the Excluded Assets referred to in Section 1.9 hereof. SELLER has good, valid and marketable title to all of the Purchased Assets free and clear of all liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except as disclosed on Schedule 3.1.5 hereto. SELLER has the unrestricted right to sell the Purchased Assets as herein provided.

         3.1.6 CONDITION AND LOCATION OF TANGIBLE ASSETS. The machinery, equipment and other tangible Purchased Assets are in good working order and repair (reasonable wear and tear excepted); are in conformity with all applicable ordinances, regulations and other laws; to the best of SELLER's knowledge, their operation does not violate any applicable federal, state or local law, statute, ordinance or regulation relating to the protection of the environment or condition of employment, nor has any written notice of any claimed violation of any such laws, statutes, ordinances or regulations been served on SELLER; and, the machinery, equipment and other tangible Purchased Assets are either owned by SELLER free and clear of all liens, claims or encumbrances whatsoever or are leased under valid leases which will not be affected by the consummation of the acquisition contemplated by this Agreement. All of the tangible Purchased Assets purchased hereunder are located at SELLER's facility in Denver, Colorado and Chicago, Illinois and other locations set out in Schedule 3.1.6 hereof.

         3.1.7 LITIGATION. Except as disclosed on Schedule 3.1.7 hereto, there is no litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority pending or threatened against SELLER which relates to any of the Purchased Assets, the Business or the transactions contemplated by this Agreement, nor does SELLER know of any basis for such litigation, arbitration, investigation or other proceeding. SELLER is not a party to any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which affects the Purchased Assets or the Business or the transactions contemplated by this Agreement.

         3.1.8 VALIDITY OF CONTEMPLATED TRANSACTIONS. Except as set forth on
Schedule 3.1.8, the execution, delivery and performance of this Agreement and the transactions contemplated hereby by SELLER will not contravene or violate
(a) any law, rule or regulation to which the SELLER is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to SELLER, or (c) the charter documents of SELLER or any securities issued by SELLER; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party, to, any indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, to which SELLER is a party, by which SELLER may have rights or by which any of the Purchased Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of SELLER thereunder except in each case for any such item which would not have a material adverse effect. No authorization, approval or consent, and no registration or filing with any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by SELLER.

         3.1.9 CONTRACTS AND COMMITMENTS. Except as may be disclosed on Schedule 3.1.9, each of the agreements, contracts and commitments listed on Schedule 1.4 hereof is a legal, valid and binding agreement enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, or similar laws now or hereafter in effect relating to or limiting creditors' rights generally and to the knowledge of SELLER, the parties thereto are in compliance with the provisions thereof, no party has made or received any prepayments or credits with respect thereto, to the knowledge of SELLER, no party is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein, and to the knowledge of SELLER, no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder.

         3.1.10 INTELLECTUAL PROPERTY Schedule 1.1(d) hereto contains an accurate list and summary description of all patents, if any, and all registered trademarks, trade names, service marks, domain names and copyrights and applications for any of the foregoing, owned, held, possessed, licensed to or used by SELLER and all licenses or agreements or royalty obligations pertaining thereto. SELLER owns all trademarks, trade names, patents, copyrights, service marks, domain names, software, inventions, trade secrets, know-how, formulas and processes and other proprietary rights necessary to the conduct of its business and such use does not conflict with or infringe the rights of others. All patents and trademark registrations and domain names have been recorded in SELLER's name and are valid and enforceable.

         3.1.11 CONFLICTING RIGHTS. Except as disclosed on Schedule 3.1.11, SELLER has not entered into any patent or trademark license, technology transfer or non-competition agreement relating to the Business. SELLER has performed all of the obligations required to be performed by it to date and is not in default under any license agreement. SELLER has complied and is in compliance with all applicable registered user laws or regulations.

         3.1.12 NO INFRINGEMENTS. Except as set forth on Schedule 3.1.11, to the best knowledge of SELLER none of the SELLER's products, processes or Purchased Assets conflict with, or infringe upon, any patent, trademark, trade name, service mark, domain name, copyright or trade secret owned or claimed by another and no person owns, claims or has any proprietary, financial or other interest, direct or indirect, in any design, process or device which SELLER is using or the use of which is useful or necessary in the operation of the Business as now or heretofore conducted.

         3.1.13 ENVIRONMENTAL MATTERS. Except as set forth in Schedule 3.1.13:

         (a) SELLER has not discharged or caused to be discharged, on, under or about any facility of its business, including without limitation into the ambient air, surface water, groundwater, land surface, or subsurface strata, any solvents, pollutants, chemicals, flammables, contaminants, gasoline, petroleum products, crude oil, explosives, radioactive materials, hazardous materials or other hazardous or toxic materials, substances, or wastes, or polychlorinated biphenyls or related or similar materials, asbestos or any material containing asbestos, (collectively, the "Hazardous Substances").

         (b) SELLER has not used any facility owned or leased by it to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, process or in any manner deal with Hazardous Substances, except in compliance with applicable Environmental Laws, as defined herein, including, but not limited to any applicable federal, state or local governmental law, rule, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. Sections 1251 et seq.), the Clean Air Act, as amended (42 U.S.C. Sections 7401 et seq.) the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601 et. seq.), the Clean Water Act, as amended (33 U.S.C. Sections 1251 et. seq.) (collectively all such laws, rules, ordinances or regulations called herein, "Environmental Laws");

         (c) SELLER has obtained all required registrations, permits, licenses, and other authorizations which are required under federal, state and local laws and regulations relating to pollution or protection of the environment, including but not limited to all Environmental Laws and including all laws relating to emissions, discharges, releases, or threatened releases of Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances;

         (d) SELLER is in compliance in all material respects with all terms and conditions of such required registrations, permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder;

         (e) there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending, or threatened relating in any way to
         (i) the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter applicable to it issued, entered, promulgated, or approved thereunder, or (ii) relating to the release into the environment by SELLER of any Hazardous Substances whether or not occurring at or on a site owned, leased or operated by SELLER; and

         (f) SELLER has timely filed all reports, obtained all required approvals, generated and maintained all required data, documentation and records required by the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated, or approved thereunder.

         3.1.14 TAX LIABILITIES. SELLER has filed all federal, state, county, local and foreign income, excise, property, sales and other tax returns relating to the Business which are required to be filed up to and including the date hereof and has paid all taxes which have become due, or any assessment which has become payable relating to the Business. SELLER shall be responsible for any transfer taxes which are payable as a result of the sale of the Purchased Assets of SELLER to BUYER.

         3.1.15 INSURANCE. SELLER has disclosed in Schedule 3.1.15 a list of all insurance policies maintained by SELLER on properties, assets, business and personnel relating to the Business (specifying the insurer, the amount and duration of the coverage, the type of insurance including, but not limited to whether each such policy is based on claims made or occurrence, premium allocation, the policy number and any pending claims thereunder). True and complete copies of each such policy have been delivered to BUYER. Schedule
3.1.15 also contains all claims for insurance losses in excess of $10,000 per occurrence relating to the Business, filed by the SELLER but not limited to Workers Compensation, automobile, general and product liability. SELLER has not received written notice that it is in default with respect to any provision contained in any insurance policy, nor has SELLER failed to pay any premiums thereunder or to give any notice or present any claim thereunder in due and timely fashion and, to the best of the SELLER's knowledge, SELLER is not in default with respect to any such policies. SELLER knows of no occurrence potentially giving rise to a claim in excess of ten thousand dollars ($10,000) against or by the SELLER. Adequate reserves have been provided in the Financial Statements with respect to any self insured claims pending and any such claims which may be reasonably expected based upon the SELLER's prior experience. At Closing SELLER shall have BUYER named as an additional insured of such policies.

         3.1.16 FINANCIAL STATEMENTS Attached hereto as Schedule 3.1.16 are true and complete copies of SELLER's internally prepared financial statements as of September 30, 2003, consisting of the balance sheet and related statements of income, for the year (the foregoing financial statements are hereinafter referred to as the "Financial Statements"). The Financial Statements have been, and the Closing Date Financials will be, prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated. The Financial Statements and the Closing Date Financials present fairly the financial position of SELLER as of the respective dates and the results of operations for the periods therein set forth.

         3.1.17 EMPLOYEE BENEFIT PLANS. Set forth in Schedule 3.1.17 is a list of all pension, profit sharing, bonus, disability, welfare or group insurance, deferred compensation, stock option, paid vacation and all other presently effective employee benefit plans, agreements or commitments, written or oral (if any), of the SELLER ("Employee Benefit Plans"). A copy of each Employee Benefit Plan as amended to the date hereof, has been delivered to BUYER, together with audited financial statements and actuarial reports, if any, and Form 5500, if required, for the most recent fiscal year of each such plan and a copy of each Internal Revenue Service determination letter with respect to any such plan.

         (a) Except as set forth in Schedule 3.1.17 each employee pension, stock bonus and profit sharing plan is qualified under Section 401(a) of the Internal Revenue Code (the "Code") and such fact is evidenced by a favorable letter within the meaning of
                  Section 5.02 of IRS Notice 98-22, and each related trust is exempt from taxation pursuant to Section 501(a) of the Code.

         (b) Except as set forth as a part of Schedule 3.1.17, all Employee Benefit Plans are in compliance with the terms of the applicable plan documents and the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and have complied with the reporting and disclosure requirements of applicable federal and state laws and regulations.

         (c) Except as set forth as a part of Schedule 3.1.17 (i) no Employee Benefit Plan or related trust has had a "reportable event" as such term is defined in ERISA nor has any such plan or any "fiduciary" or "party-in-interest" or "disqualified person" entered into any "prohibited transaction" as such terms are defined in ERISA or the Code; (ii) no partial or complete termination, or permanent discontinuance of contributions has occurred; (iii) no amendments have been made which were not the subject of a favorable determination letter; (iv) all reports, together with all supporting statements, opinions, certifications and schedules, required pursuant to ERISA or the Code have been duly and timely filed with the appropriate governmental agencies; (v) all notices required to be provided to participants and beneficiaries by SELLER pursuant to ERISA or the Code have been duly and timely provided; and (vi) each Employee Benefit Plan has been administered and operated in accordance with its terms and applicable laws.

         (d) There are no third party contracts, agreements or arrangements with respect to any Employee Benefit Plan which may not be canceled or liquidated with no more than 60 days advance notice or which, upon liquidation assesses a surrender charge, penalty, back-end load or marked value adjustment.

         (e) SELLER has no liability, jointly or otherwise, for any withdrawal liability demanded or yet to be demanded under Title IV of ERISA by any multi-employer plan for a complete or partial withdrawal from such plan by any member of a control group of employers (within the meaning of Section 4001(b) of ERISA) of which SELLER is a member.

         (f) There are no actions, suits, or claims (other than routine claims for benefits) pending or threatened or, to the best knowledge of SELLER, any facts which could give rise to any such actions, suits or claims against any Employee Benefit Plan or the assets thereof.

         (g) There are no third party contracts, agreements or arrangements with respect to any Employee Benefit Plan which may not be cancelled or liquidated with no more than 60 days advance notice or which, upon liquidation assesses a surrender charge, penalty, back-end load or market value adjustment.

         3.1.18 LEASES. There are no leases or agreements under which SELLER is a lessee of, or holds or operates any real property owned by any third party relating to the Business.

         3.1.19 RECEIVABLES. All receivables of SELLER (including accounts receivable, loans receivable and advances) that are reflected in the Financial Statements and all such receivables of SELLER which will have arisen since the date thereof, shall have arisen only from bona fide transactions in the ordinary course of SELLER's operation and shall be (or have been) fully collected when due, or in the case of each account receivable within 180 days after it arose, without resort to litigation, in the aggregate face amounts thereof except to the extent of the normal allowance for doubtful accounts with respect to accounts receivable computed as a percentage of sales consistent with SELLER's prior practices and as reflected on the most recent annual Financial Statement.

         3.1.20 COMPLIANCE WITH APPLICABLE LAWS. SELLER has complied with all laws, regulations, injunctions, decrees and orders applicable the Business and has received no written notice of any alleged violation of any such law, regulation, injunction, decree or order for which the failure to comply would, in any individual case or in the aggregate, have an adverse effect on the Business. Neither the ownership or the use of SELLER's properties in the Business nor the conduct of the Business conflicts with the rights of any other person, firm or corporation or violates, with or without the giving of notice or the passage of time, or both, or will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its Articles of Incorporation or By-Laws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which SELLER is a party or by which SELLER may be bound or affected.

         3.1.22   LABOR MATTERS.

         (a) Schedule 3.1.22 sets forth an accurate and complete list of all incentive plans or policies, employment policies and handbooks, employment agreements, collective bargaining agreements, union contracts or similar types of agreements (including, without limitation, any side letters) by which SELLER is bound or covered relating to the Business. Accurate and complete copies of all such agreements and contracts have been delivered to BUYER prior to the date of this Agreement.

         (b) Except as set forth on Schedule 3.1.22, there is no strike or union organizational activity or any allegation, charge or complaint of employment discrimination, unfair labor practice or other similar occurrence, pending or threatened against SELLER relating to the Business, nor, has SELLER operated the Business in such a way which, to the best of its knowledge, would give rise to any such allegation, charge, or complaint.

         (c) SELLER does not have any leased employees in the United States relating to the Business within the meaning of Section 414 (n) of the Internal Revenue Code without regard to subsection
                  (2)(b) thereof.

         (d) The SELLER has no liabilities under any plan or arrangement described in Statement of Financial Accounting Standards #87, #106 or #112 relating to the Business which have not been included in the SELLER's financial statements, regardless of materiality. Copies of actuarial analysis of any such liabilities and accompanying assumptions have been provided to BUYER prior to the date of this Agreement.

         (e) All employees of the Business have been properly classified and no person is treated as an independent contractor or third party agency employee who should be treated as an employee under the laws of the country in which such individual performs services.

         3.1.24 NO UNDISCLOSED LIABILITIES. Except as set forth on Schedule 3.1.24, to the SELLER's knowledge, the Business has no liability of any nature other than liabilities reasonably incurred in the ordinary course of its business.

         3.1.23 DISCLOSURE. No representation or warranty by SELLER contained in this Agreement, nor any statement or certificate furnished or to be furnished by SELLER to BUYER or its representatives in connection herewith or pursuant hereto, contains or will contain any untrue statement of material fact, or omits to state any material fact required to make the statements herein or therein contained not misleading or necessary in order to provide a prospective BUYER of the Business with adequate information as to SELLER and its condition (financial and otherwise), properties, assets, liabilities, and business, and SELLER have disclosed to BUYER in writing all material adverse facts known to them relating to the same. The representation and warranties contained in this Section 3 or elsewhere in this Agreement or any document delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that BUYER and/or its representative knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

         3.2 REPRESENTATIONS AND WARRANTIES OF BUYER. BUYER hereby represents and warrants to SELLER as of the date of this Agreement and as of Closing as follows:

         3.2.1 CORPORATE EXISTENCE. BUYER is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         3.2.2 CORPORATE POWER AND AUTHORITY. BUYER has the power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by BUYER and any document to be delivered at Closing have been duly authorized by all necessary corporate action. This Agreement has been, and any document to be delivered at Closing will be, duly executed and delivered by BUYER and constitutes the legal, valid and binding agreement of BUYER enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency and other similar laws affecting creditors' rights generally and by general equity principles.

         3.2.3. VALIDITY OF CONTEMPLATED TRANSACTIONS. The execution, delivery and performance of this Agreement by BUYER will not contravene or violate (a) any law, rule or regulation to which BUYER is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to BUYER, or (c) the charter documents or By-Laws of BUYER or any securities issued by BUYER; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party, to, any indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, to which BUYER is a party, by which BUYER may have rights or by which any of the Purchased Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of BUYER thereunder. No authorization, approval or consent, and no registration or filing with any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by BUYER except in each case for any item which would not have a material adverse effect.

         3.2.4 LITIGATION. Except as disclosed on Schedule 3.2.4 hereto, there is no litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority pending or threatened against BUYER which affects the ability of the BUYER to enter into the transactions contemplated by this Agreement.

         3.2.5 NO CONFLICTS.

                  The execution, delivery and performance by BUYER of this Agreement and the consummation of the transactions contemplated hereby will not
(a) conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument of which BUYER is a party or by which BUYER is bound or affected (b) result in the violation of the provisions of the certificate of incorporation or bylaws of BUYER or (c) otherwise adversely affect the contractual or other legal rights or privileges of BUYER as it relates to its ability to consummate the transactions contemplated by this Agreement.

         3.2.6 ABILITY TO CLOSE.

                  BUYER has the ability and financial wherewithal to close the transactions contemplated by this Agreement on the Closing Date.

         3.2.7 CONSENTS.

                   All consents, authorizations and approvals of any person or entity to or as a result of the consummation of the transactions contemplated hereby, that are necessary or advisable in connection with the operations and business of BUYER as currently conducted and as proposed to be conducted, or for which the failure to obtain the same might have, individually or in the aggregate, a material adverse effect on BUYER, have been lawfully and validly obtained by BUYER.

         3.2.8 BROKERS' FEES.

No broker, finder or similar agent has been employed by or on behalf of BUYER in connection with this Agreement or the transactions contemplated hereby, and BUYER has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

         3.2.9 DISCLOSURE. No representation or warranty by SELLER contained in this Agreement, nor any statement or certificate furnished or to be furnished by SELLER to BUYER or its representatives in connection herewith or pursuant hereto, contains or will contain any untrue statement of material fact, or omits to state any material fact required to make the statements herein or therein contained not misleading or necessary in order to provide a prospective BUYER of the Business with adequate information as to SELLER and its condition (financial and otherwise), properties, assets, liabilities, and business, and SELLER have disclosed to BUYER in writing all material adverse facts known to them relating to the same. The representation and warranties contained in this Section 3 or elsewhere in this Agreement or any document delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that BUYER and/or its representative knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

         3.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties and agreements made by the parties to this Agreement or in any certificate, schedule, document or instrument furnished hereunder or in connection with the execution and performance of this Agreement shall survive the Closing for a period of three (3) years, except that the representations and warranties of Sections 3.1.1 (Corporate Existence), 3.1.2 (Corporate Power and Authorization), 3.1.5 (Title to and Sufficiency of Properties), 3.1.8 (Validity of Contemplated Transactions), 3.2.1 (Corporate Existence), 3.2.2 (Corporate Power and Authority), 3.2.3 (Validity of Contemplated Transactions) and 3.3 (Survival of Representations and Warranties) shall be perpetual. If, prior to the expiration of any of the survival periods, Claimant makes a Claim setting forth in reasonable detail facts and circumstances supporting the Claim, the survival period with respect to that Claim shall be extended until the Claim shall have been satisfied or otherwise resolved.

SECTION 4 - CONDITIONS PRECEDENT TO THE CLOSING.

         4.1. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. All obligations of BUYER under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

         4.1.1 COMPLIANCE WITH THIS AGREEMENT. SELLER shall have performed and complied in all material respects, with all agreements and conditions required by this Agreement to be performed by it prior to or at the Closing.

         4.1.2 NO THREATENED OR PENDING LITIGATION. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

         4.1.3 NO MATERIAL DAMAGE. The Purchased Assets shall not have been damaged or destroyed (other than sales of inventory in the ordinary course of business).

         4.1.4 CONSENTS. Seller shall have obtained all consents from its lenders, landlords or other persons or entities necessary to the consummation of the transaction contemplated hereby.

         4.1.5 ESCROW. SELLER shall have executed the Escrow Agreement.

         4.1.6 ACCURACY OF REPRESENTATIONS AND WARRANTIES. Except for changes contemplated or permitted by this Agreement, the representations and warranties of SELLER included in this Agreement and in any Exhibit or other document delivered by SELLER pursuant hereto, shall be true and correct in all material respects on and as of the Closing with the same effect as through such representations and warranties are being been made on as of such date. BUYER in its sole discretion, shall have the right to waive or defer compliance by SELLER at Closing with any representation or warranty.

         4.1.7 PERFORMANCE OF COVENANTS AND AGREEMENTS. Each agreement, covenant or obligation of SELLER to be performed at or before Closing under the terms hereof shall have been duly performed in all material respects or waived by BUYER in its sole discretion.

         4.1.8 NO MATERIAL ADVERSE CHANGE. Between the date of this Agreement and the Closing Date, there has been no material adverse change affecting the Purchased Assets or the Business, its financial condition or prospects.

         4.2 CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. All obligations of SELLER under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

         4.2.1 COMPLIANCE WITH THIS AGREEMENT. BUYER shall have performed and complied in all material respects, with all agreements and conditions required by this Agreement to be performed by it prior to or at the Closing.

         4.2.2 NO THREATENED OR PENDING LITIGATION. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

         4.2.3 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations, warranties and agreements made by BUYER herein shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties are being made or given on and as of the Closing Date, except as affected by transactions contemplated hereby.

         4.2.4 PERFORMANCE OF COVENANTS AND AGREEMENTS. Each agreement, covenant or obligation of BUYER to be performed at or before Closing under the terms hereof shall have been duly performed in all material respects or waived by SELLER in its sole discretion.

         4.2.5 COMPLIANCE WITH THIS AGREEMENT. BUYER shall have performed and complied in all material respects, with all agreements and conditions required by this Agreement to be performed by it prior to or at the Closing.

SECTION 5 - INDEMNIFICATION.

         5.1 GENERAL INDEMNIFICATION OBLIGATION OF SELLER. SELLER will reimburse, indemnify and hold harmless BUYER, and its officers, directors and shareholders, (each such person is referred to herein as "BUYER" or as a "SELLER Indemnified Party") against and in respect of:

         (a) any and all actions, suits and claims, or legal, administrative, arbitral, governmental or other proceedings or investigations against any SELLER Indemnified Party, that relate to SELLER, the Business or the Purchased Assets and which result from or arise out of any event, occurrence, action, inaction or transaction occurring on or prior to the Closing Date;

         (b) any and all liabilities and obligations of any nature whatsoever of or relating to SELLER or to the Business or the Purchased Assets on or prior to the Closing, including any employee severance or similar benefits and liabilities and obligations arising out of occurrences or actions on or prior to the Closing Date under any "employee pension benefit plan" or "employee welfare benefit plan" as those terms are defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended, any product liability, warranty or other claims arising out of or relating to any product manufactured, distributed or sold by SELLER at any time before Closing, any claims by any third party under any bulk sales law, and any claims relating to patent or trademark infringement, taxes, workers compensation, real estate or environmental, health or safety matters;

         (c) any and all damages, losses, settlement payments, deficiencies, liabilities, costs and expenses suffered, sustained, incurred or required to be paid by any SELLER Indemnified Party because of or that result from, relate to or arise out of the untruth, inaccuracy or breach of, or the failure to fulfill, any representation, warranty, agreement, covenant or statement (i) of SELLER contained in this Agreement or (ii) contained in any certificate, or schedule, document or instrument furnished to the BUYER by or on behalf of SELLER at the Closing;

         (d) any and all actions, suits, claims or legal, administrative, arbitral, governmental or other proceedings against any SELLER Indemnified Party that relate to any alleged claim or right of third persons by virtue of the application of the Florida or other Bulk Sales Laws which may be asserted against any of the Purchased Assets;

         (e) any product liability claims made against BUYER arising out of or relating to any product manufactured or sold by SELLER prior to the date of Closing;

         (f) any and all uncollected accounts receivable regardless of any reserves therefore which remain outstanding 180 days after the Date of Closing, and BUYER shall have the right to deduct such amounts from Escrow or require payment from SELLER (at BUYER's election);

         (g) any and all actions, suits, claims or legal, administrative, arbitral, governmental or other proceedings involving SELLER Indemnified Party that relate to environmental, safety or health matters arising from SELLER's ownership, use, operation, or occupancy of any real property or improvements at any time, except as caused by BUYER, directly or indirectly, after the Closing Date; and

         (h) any and all actions, suits, claims, proceedings, assessments, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 5.1. to the extent BUYER prevails in such enforcement action. BUYER shall promptly notify SELLER, of the existence of any matter to which the obligations set forth in this paragraph shall apply, and shall give SELLER reasonable opportunity to defend any claim or litigation at its own expense, with counsel of its own selection approved by BUYER (which shall not be unreasonably withheld); provided that BUYER shall also at all times have the right fully to participate in such defense at its own expense. If SELLER shall fail, within a reasonable time after such notice, to defend such claim or litigation, BUYER or any successor to the business and assets of BUYER shall have the right, but not the obligation, to defend, compromise or settle any such claim or litigation.

         5.2 GENERAL INDEMNIFICATION OBLIGATION OF BUYER. Except to the extent SELLER has agreed to be liable to a BUYER Indemnified Party, BUYER will indemnify and hold harmless SELLER, and its officers, directors, and shareholders, (each such person is referred to herein as a "SELLER" or as a "BUYER Indemnified Party") against and in respect of:

         (a) any and all actions, suits, claims or legal, administrative, arbitration, governmental or other proceedings or investigations, against any BUYER Indemnified Party that relate to BUYER, the Business or the Purchased Assets and which result from or arise out of any event, occurrence, action, inaction or transaction occurring after the Closing Date;

         (b) any and all damages, losses, settlement payments, deficiencies, liabilities, costs and expenses suffered, sustained, incurred or required to be paid by any BUYER Indemnified Party because of or that result from, relate to or arise out of the untruth, inaccuracy or breach of, or the failure to fulfill, any representation, warranty, agreement, covenant or statement (i) of BUYER contained in this Agreement or (ii) contained in any certificate, schedule, statement, document or instrument furnished to SELLER by or on behalf of BUYER at the Closing;

         (c) any product liability claims made against SELLER arising out of or relating to any product manufactured by BUYER after the Closing Date; and

         (d) any and all actions, suits, claims, proceedings, investigation, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 5.2 to the extent SELLER prevails in such enforcement action. SELLER shall promptly notify BUYER of the existence of any matter to which the obligations set forth in this paragraph shall apply, and shall give BUYER reasonable opportunity to defend any claim or litigation at its own expense, with counsel of its own selection approved by SELLER; provided that SELLER shall also at all times have the right fully to participate in such defense at its own expense. If BUYER shall fail, within a reasonable time after such notice, to defend such claim or litigation, SELLER, or any successor to the business and assets of BUYER, shall have the right, but not the obligation, to defend, compromise or settle any such claim or litigation.

         5.3 CLAIMS PROCEDURES FOR INDEMNIFICATION.

         5.3.1 NOTICE. If following Closing a party to this Agreement (a "Claimant") wishes to make a claim for indemnity (the "Claim") against another party (the "Indemnitor"), the Claimant shall promptly give the Indemnitor written notice of the basis for and existence of the Claim ("Claim Notice"), setting forth all specifics of the Claim then known by the Claimant.

         5.3.2 RESPONSE. If the Claim derives from a third-party claim or action against the Claimant, the Indemnitor (i) may within ten (10) days of receiving the Claim Notice stipulate in writing that it is obligated to indemnify for the Claim, and (ii) if it does so, may thereafter promptly defend against the Claim in Claimant's name and on it's behalf, at Indemnitor's own cost and expense, with counsel reasonably satisfactory to the Claimant.

         5.3.3 ASSUMPTION OF CLAIM. If Indemnitor assumes the Claim, Claimant may at his sole cost and expense retain counsel of its own choosing, and (subject to negotiation of a joint defense agreement) Indemnitor will share relevant information with Claimant's counsel and consult with it as to disposition of the Claim. However, Indemnitor will retain ultimate control over the defense or settlement of the Claim (in which the Claimant will cooperate), with the proviso that Indemnitor may not without Claimant's consent agree to the entry of any order for non-monetary relief which will be binding on Claimant, its assets or operations. Each party as a potential Claimant agrees that it will make available to any Indemnitor all of his relevant books and records and will, at the Indemnitor's request and expense, reasonably cooperate (and cause his officers, directors and employees to cooperate) with the Indemnitor in the defense of the Claim.

         5.3.4 REJECTION OF CLAIM. If Indemnitor fails to respond affirmatively within ten days of receipt of a Claim Notice, it will be deemed to have denied responsibility for the Claim. If Indemnitor denies responsibility for the Claim (or if it assumes the defense of the Claim, but subsequently fails to pursue the defense in good faith) the Claimant may assume the defense of the Claim with counsel of his own choosing, and the cost of counsel will then be subject to possible indemnity pursuant to this Section 5. If Claimant assumes the defense of a Claim, it shall have the sole right and authority to conduct the defense and/or settle the Claim on such terms as it deems appropriate, but (subject to negotiation of a joint defense agreement) shall share information concerning the Claim with Indemnitor or his counsel.

         5.3.5 SETTLEMENT OF CLAIMS. Unless otherwise agreed to by the parties in writing, an Indemnitor shall not be obligated to settle a Claim, nor shall a Claimant be entitled to its settlement (whether from the escrow, by set-off against Contingent Payments or directly from the Indemnitor) prior to the Determination Date. For purposes of this Agreement, the "Determination Date" shall mean the first date on which a court order, arbitration award or settlement stipulation that an event has occurred for which the Claimant is entitled to indemnity hereunder becomes final, binding and non-appealable. The escrow will not be utilized for satisfaction of Claims prior to the Determination Date.

         5.4 LIMITATIONS ON DOLLAR AMOUNT OF INDEMNIFICATION.

         5.4.1 BASKET. There shall be a threshold for all Claims asserted by either party against the other. The Claimant shall be entitled to indemnification or to reimbursement of associated costs and expenses if and then only to the extent that the aggregate amount of all such Claims and associated costs and expenses asserted against the other party equal or exceed Fifteen Thousand Dollars ($15,000) ("Basket"). The Basket shall not apply to the Purchase Price adjustment or to claims relating to inventory, accounts receivable or taxes.

         5.4.2 CAP. The maximum amount of indemnification owed to either party to the other, plus associated costs and expenses, shall not exceed, in the aggregate, the sum of Eight Million Four Hundred and Twenty Nine Thousand Six Hundred and Sixty three Dollars ($8,429,663), before giving effect to the threshold under clause (a) above. This maximum limitation on indemnification liability of SELLER shall not in any way limit SELLER's liability for breaches of the representations and warranties made in Sections 3.1.1 (Corporate Existence), 3.1.2 (Corporate Power and Authorization), or (d) SELLER's liability for fraud or intentional misrepresentation.

         5.4.3 MATERIALITY. Where a matter must be "material" in order to constitute a breach of a warranty or representation in this Agreement, the cost of the immaterial matter shall be counted toward satisfaction of the "basket" and "cap" described in this Section 5.7.

         5.5 EXCLUSIVITY. Except in the case of fraud, willful misconduct or criminal conduct, the remedies provided in this 5 shall be exclusive of any other rights or remedies which might be available to a party upon the occurrence of any event described in Sections 5.1 or 5.2 hereof, either under this Agreement or at law or in equity. Nothing contained herein, however, shall preclude a party from seeking injunctive or other equitable relief under circumstances where such relief is available, with the proviso that the moving party shall not be entitled to ancillary relief in the nature of damages or fee awards unless specifically provided for in this Agreement.

         5.6 INSURANCE COVERAGE. A Claim for indemnification shall be reduced to the extent that the Claim is covered by insurance from a financially-responsible insurer which will respond to the Claim. All applicable insurance coverage shall be the primary resource for paying covered Claims; and all rights of subrogation are hereby waived.

SECTION 6 - COVENANTS OF THE PARTIES.

         SELLER will conduct the Business prior to the Closing Date in the normal course and will use reasonable efforts to preserve the business organization of SELLER intact and retain the services of its present officers, employees and agents to the end that it may retain its goodwill and preserve its business relationships with customers, suppliers and others. In addition, SELLER covenants that, from the date hereof until the Closing:

         (a) the Business will be conducted only in the ordinary course, and none of its properties or assets will be sold or otherwise disposed of, mortgaged, pledged or otherwise hypothecated, except in the ordinary course of business;

         (b) no general increase or individual increase will be made in the compensation payable or to become payable by SELLER to any of its officers, employees or agents, except for payments to SELLER's sole shareholder;

         (c) no contract, obligation or commitment will be entered into or assumed by or on behalf of SELLER extending beyond the Closing, except normal commitments for the purchase of raw materials, supplies, licenses and other assets used in the ordinary course of business, and for commitments to customers incurred in the ordinary course of business;

         (d) no change, other than those required in the ordinary course of business, will be made affecting SELLER's personnel or agents;

         (e) SELLER will maintain its properties in the same operating condition and repair as of the date of the Agreement, using its customary standards of maintenance, reasonable wear and tear excepted;

         (f) SELLER will continue until the Closing to carry insurance in the forms and in the amounts now carried;

         (g) SELLER will permit BUYER to have access to its books and records with respect to the assets, the business, and other aspects of the Business; and

         (h) SELLER will make the SELLER Business available for observation by BUYER between the date of this Agreement and Closing, during normal working hours, to assist BUYER in learning the SELLER Business.

SECTION 7 - ALLOCATION OF PURCHASE PRICE

         7.1 The Purchase Price shall be allocated among the acquired assets in accordance with a mutually acceptable allocation schedule which will be prepared after Closing and, which schedule will be prepared in accordance with the

Internal Revenue Code. In connection with the determination of the foregoing allocation schedule, the parties shall cooperate with each other and provide such information as any of them shall reasonably request. The parties will each report the federal, state and local and other tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocation.

SECTION 8 - POST CLOSING MATTERS.

         8.1 ACCESS TO RECORDS AND PERSONS. SELLER and BUYER agree that, both before and after the Closing, each will have access, upon prior reasonable written request and at any reasonable time during normal business hours, to the other's officers and employees and to its books and records relating to the assets, properties and operations of SELLER, and each shall have the right to make copies of such books and records; provided, however, that such access shall be solely for the purpose of enabling such party to prepare financial statements and tax returns, and any litigation, claims, collection or arbitration matters and for such other business purposes as SELLER and BUYER may agree. Neither party to this Agreement shall destroy or discard any books and records of SELLER for a period of five (5) years after the date of Closing without first providing the other party adequate opportunity to retrieve such books and records.

         8.2 ACCOUNTS RECEIVABLE INCLUDED IN PURCHASED ASSETS. At Closing, SELLER shall provide to BUYER (a) an accounting of all accounts receivable relating to the Business, listing for each customer the amount outstanding as of Closing and the payment due dates; and (b) letters on SELLER's letterhead, signed by an officer of SELLER, addressed to each such customer, for mailing by BUYER, requesting that all payments on accounts receivable be directed immediately to BUYER. BUYER shall have the right to audit SELLER's records relating to purchased accounts receivable until 60 days after receipt by BUYER of payment in full. After the Closing, SELLER shall remit to BUYER by Tuesday of each week any accounts receivable included in the Purchased Assets which SELLER may collect, without deduction, set-off or counterclaim by SELLER. BUYER shall notify SELLER within 110 days after Closing of any accounts receivable included in the Purchased Assets which remain uncollected by BUYER 90 days after the Closing. Such accounts receivable shall be repurchased by SELLER from BUYER at face value, or deducted from the escrow, at BUYER's election, upon demand of BUYER, and thereafter SELLER may proceed to collect the same.

         8.3 COVENANT NOT-TO-COMPETE.

         (a) In consideration of the payment of the Purchase Price, and in order to induce BUYER to enter into this Agreement and to consummate the transactions contemplated hereby, the SELLER, on behalf of itself and its parent, subsidiaries, and other affiliates (such entities collectively referred to in this Section 8.3 as "SELLER"), hereby covenants and agrees that the SELLER for a period of five (5) years from and after the Closing Date shall not directly or indirectly, (a) own, manage, operate, control, provide financing or otherwise engage directly or indirectly with a business that competes with the Business (the "Competitive Business"), or (b) solicit any customers of BUYER listed on Schedule 8.3(a), except if such solicitation is for any product other than the Business. The foregoing shall not be deemed to prevent the SELLER from owning up to three percent (3%) in value or in voting power of the stock of any corporation which is engaged in any business competitive with the Business after the Closing if the stock of such corporation is listed on any national securities exchange or traded in the over-the-counter market in the United States of America.

         (b) SELLER acknowledges that BUYER would not have an adequate remedy at law for a breach of this covenant and hereby consents to the enforcement of this covenant by BUYER by means of a temporary and/or permanent injunction issued by any court having jurisdiction thereof and agrees that in any such court proceeding BUYER shall be entitled to assert any claim it may have for damages resulting from the breach of this covenant in addition to seeking injunctive relief.

         (c) This covenant shall be construed as covering competition in each of the separate states, countries and other geographic areas in which BUYER engages in the Business. To the extent it is legally unenforceable in any state, country, or other geographic area, this covenant shall not thereby be affected with respect to any other state, country or geographic area.

         8.4 CASH RECEIPTS. SELLER agrees to receive as custodian of BUYER and promptly forward on a weekly basis to BUYER all payments SELLER receives on or after Closing relating to business conducted by BUYER after Closing, without deduction, set-off or counterclaim by SELLER. BUYER shall provide SELLER with wire transfer instructions. In the event BUYER receives payments from SELLER's customers relating to accounts receivable or other Assets not purchased hereunder, BUYER shall promptly forward such payments to SELLER, without deduction, set-off or counterclaim by BUYER.

         8.5 EMPLOYEE RECORDS. By 8am of the day after Closing, SELLER will provide to BUYER a current payroll register for Transferees, including name, address and number of exemptions claimed.

         8.6 BENEFITS COVERAGE AND PAYROLL. SELLER shall administer benefits for Transferees under SELLER's existing Employee Benefit Plans, excluding the 401k plan, through the end of January 2004 and BUYER shall reimburse SELLER $22,732 per month. SELLER shall handle payroll administration for Transferees until December 26, 2003, and BUYER shall reimburse SELLER promptly after receipt of Seller's invoice.

         8.7 LOANED EMPLOYEES. SELLER shall make available to BUYER the services of each of the following employees for the following portions of their weekly time, at the following BiWeekly rates, for as long as BUYER requires.

EMPLOYEE                              PORTION OF TIME          BIWEEKLY RATE
--------                              ---------------          -------------
Mr. Lee Goldberg                          50%                    $1,947.01
         Manufacturing
Mr. Dale Berg                             20%                    $579.37
         Controller
Mr. Sergio Hernandez                      50%                    $939.84
         Quality Control

For each of the above employees, BUYER will pay the above BiWeekly rates until BUYER notifies SELLER that the services of such employee is no longer required, at which time BUYER shall pay to SELLER, for the last payment in which services are provided, a pro-rata amount calculated as the number of days in that two week period. BUYER shall also reimburse SELLER for any travel and related living expenses incurred by such employees of SELLER, and SELLER shall remain responsible for all employee compensation and benefits.

SECTION 9 - TERMINATION OF AGREEMENT.

         This Agreement may be terminated at any time:

         (a) by mutual consent of the parties;

         (b) by either party if the Closing shall not have occurred by December 15, 2003, and the party seeking termination is ready, willing and able to close and not in material default of its obligations under this Agreement;

         (c) by either party if there shall have been a material misrepresentation or breach of warranty or a breach of a material covenant on the part of the other party in the representations and warranties or covenants set forth herein or in any Schedule, Exhibit or other instrument delivered in connection herewith, which misrepresentation or breach is not cured prior to the Closing;

         (d) by either party if any material claim, investigation or litigation relating to the assets or the Business or the transaction is pending as of the date of termination.

SECTION 10 - DISPUTE RESOLUTION.

         10.1 EXCLUSIVITY AND CONFIDENTIALITY. Any dispute arising out of or relating to this Agreement or any document delivered at Closing, including, but not limited to, claims for indemnification pursuant to Section 5 shall be resolved in accordance with the procedures specified in this Section 10, which shall be the sole and exclusive procedures for the resolution of any such disputes; provided, that all disputes with respect to the Purchase Price adjustment of Section 1.3 hereof shall be resolved solely as set forth in
Section 1.3. All negotiations pursuant to this section are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and State Rules of Evidence.

         10.2 NEGOTIATION. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between representative of the SELLER and executives of BUYER. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within fifteen days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and response shall include (a) a statement of each party's position, and (b) the name and title of the executive who will accompany the representative. Within 30 days after delivery of the disputing party's notice, the representatives of Purchaser and Seller shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored.

         10.3 MEDIATION. If the dispute has not been resolved by negotiation within 60 days of the disputing party's notice, or if the parties fail to meet within 30 days of such notice, either party may initiate mediation under the then current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes. The neutral third party will be selected from the CPR Panels of Neutrals, with the assistance of CPR, unless the parties agree otherwise. If a party refuses to mediate, then that party may not recover its attorneys' fees or costs in any litigation brought to construe or enforce this Agreement. Otherwise, if mediation is unsuccessful, then the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses, including the cost of the unsuccessful mediation, but only if the prevailing party offered to settle in mediation in an amount equal to or less than the award in litigation.

         10.4 LITIGATION. If the dispute has not been resolved by mediation as provided herein within 60 days of the initiation of mediation, either party may initiate litigation (upon 30 days written notice to the other party); provided, however, that if one party has requested the other to participate in mediation and the other has failed to participate, the requesting party may initiate litigation before expiration of the above period. Nothing herein shall be construed to prevent any party from seeking equitable relief in any court of competent jurisdiction to restrain or prohibit any breach or threatened breach of any covenant or agreement of the parties set forth in this Agreement.

         10.5 JURISDICTION. Each of the parties hereby irrevocably and unconditionally (i) consents to submit to the exclusive jurisdiction of the courts of the State of Florida and the courts of the United States of America located in the State of Florida for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby and agrees not to commence any action, suit or proceeding relating thereto except in such courts, (ii) agrees that service of any process, summons, notice or document by United States registered or certified mail, to a party's address in effect pursuant to Section 11.6, shall be effective service of process for any action, suit or proceeding brought in any such court, (iii) waives any objection to personal jurisdiction and the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in said courts, and (iv) waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, a party shall be entitled to seek injunctive or similar relief in the courts of any jurisdiction to protect such party's rights and interests ancillary to such litigation.

         10.6 LEGAL AND OTHER FEES. Notwithstanding any other provision of this Agreement, in any litigation arising out of this Agreement as provided in this
Section 10, the court shall assess legal and accounting fees and expenses against the unsuccessful party and in favor of the successful party, such assessment to be in whole or part as the court evaluates such success in the matter.

SECTION 11 - MISCELLANEOUS.

         11.1 EXPENSES. The parties hereto shall pay their own expenses, including without limitation their legal fees and expenses, incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

         11.2 CONTENTS OF AGREEMENT; PARTIES IN INTEREST. This Agreement, the Escrow Agreement and the Lease set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. This Agreement shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

         11.4 ASSIGNMENT AND BINDING EFFECT. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of SELLER and BUYER. No party may assign its rights hereunder, except BUYER may assign its rights to a wholly owned subsidiary if it unconditionally guarantees such subsidiaries' obligation hereunder.
         11.5 WAIVER. Any term or provision of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof but only by a written instrument duly executed by such party or parties.

         11.6 NOTICES. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by registered or certified mail, postage prepaid, as follows:

         If to BUYER:                       Illinois Tool Works Inc.
                                            3600 West Lake Avenue
                                            Glenview, IL  60025
                                            Attn: Corporate Secretary

         If to SELLER:                      U.S. Plastic Lumber Corp.
                                            2300 Glades Road, Suite 440W
                                            Boca Raton, FL 33431

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, facsimiled or mailed.

         11.7 NO BENEFIT TO OTHERS. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and assigns, and they shall not be construed as conferring any rights on any other persons.

         11.8 SCHEDULES AND EXHIBITS. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. If a document or matter is disclosed in any Exhibit or Schedule of this Agreement, it shall be deemed to be disclosed for all purposes of this Agreement without the necessity of specific repetition or cross-reference.

         11.9 SEVERABILITY. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         11.10 COOPERATION. Each party to this Agreement shall cooperate and take such action as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

         11.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. Signatures delivered by facsimile for this Agreement or any document delivered at Closing shall be binding to the same extent as an original.

         11.12 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Florida, without reference to its conflict of laws provisions.

         11.13 TIME IS OF THE ESSENCE. Time shall be of the essence in this transaction with regard to every date or time period set forth herein.

         11.14 DELIVERY BY FACSIMILE. This Agreement and any signed agreement or instrument entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such other agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense. To the extent that a signature of a shareholder of SELLER is required under this Agreement, SELLER shall secure such shareholder's agreement and conformity to this provision.

         11.15 PUBLICITY. Neither BUYER nor SELLER shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement prior to Closing, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written.

ATTEST:                             ILLINOIS TOOL WORKS INC.

                                    BY:  /s/ Michael Loeschen
---------------------                    --------------------------------------
                                         TITLE: Vice President, General Manager


ATTEST:                             U. S. PLASTIC LUMBER LTD.

                                    BY:  /s/ Michael D. Schmidt
---------------------                    --------------------------------------
                                         TITLE:   Treasurer